EXHIBIT 23.1

333 City Blvd W 3rd Floor Orange, CA 92868 Phone (714)-820-3316 Fax (714)-333-4992

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement on Form S-1 of Fashionista Distributor Holdings Inc. (the “Company”), of our report dated December 14, 2023, relating to the Financial Statements of Fashionista Distributor Holdings Inc. from March 30, 2023 (inception) to April 30, 2023, which reports include an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Fortune CPA Inc.,

Orange, CA

May 24, 2024